Exhibit (a)(12)

N O T I C E

July 10, 2001

TO: Stock Option Holders

FROM: Charlie Williams

SUBJECT: Stock Option Exchange Election Form Deadline

________________________________________________________________

This is a reminder that if you choose to participate in the stock option exchange, your Stock Option Exchange Election Form is due no later than 5 p.m., Monday, July 16, 2001.

Please do not procrastinate if you are going complete an election form.

We cannot accept election forms after the deadline under any circumstances.

If you have any questions, please let me know.

Thank you,

Charlie